UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAREDO RESOURCES CORP.
(Exact name of Registrant as specified in its charter)

Nevada	90-0822497
(State or other jurisdiction of	(I.R.S Employer
incorporation or organization)	Identification Number)

300 Jameson House, 838 West Hastings Street, Vancouver, B.C., Canada V6C 0A6
(604) 669-9000
(Address, including zip code and telephone number, of principal executive offices

Laredo Resources Corp. 2014 Employee and Consultant Equity Compensation Incentive Plan
(Full title of the plan)

Robert Gardner
300 Jameson House, 838 West Hastings Street
Vancouver, B.C., Canada V6C 0A6
(604) 669-900
(Name, address and Phone number of agent for service)

Copies to:
Lorin A. Rosen, Esq.
LAR Law Group PC
6 Butler Court
Centereach, New York 11720
(877) 570-2620 ph/fax

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of securities To be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.00001 per share	300,000,000 shares	$0. 0017(2)	$510,000	$65.69 (3)

(1) This Registration Statement covers 300,000,000 additional shares of Common Stock issuable under the Laredo Resources Corp. 2014 Employee and Equity Compensation Incentive Plan. Further, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable as a result of stock splits, stock dividends or similar transactions.
(2) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the last quoted price on the OTC Markets OTCQB tier of $0.0017 on April 9, 2014.
(3) Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. A Registration Statement on Form S-8 has been filed previously on January 30, 2014 (File No. 333-193644) covering 400,000,000 shares of common stock for issuance pursuant to awards under the Plan.

EXPLANATORY NOTE

             Incorporation by Reference. This Registration Statement is filed pursuant to General Instruction E to Form S-8. The contents of the Registrations Statement on Form S-8 (File No.333-193644) are incorporated herein by reference and made a part hereof.

             Registration of Additional Shares of Common Stock Under the Plan.This Registration Statement on Form S-8 is filed by the Registrant to register and additional 300,000,000 shares of common stock, par value $0.00001 per share, of Laredo Resources Corp. which may be awarded under the Employee and Equity Compensation Incentive Plan pursuant to an amendment of such Plan authorized by the Board of Directors of the Registrant on April 9, 2014.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

             The contents of the Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on January 30, 2014 (File No. 333-193644) by Laredo Resources Corp., a Nevada corporation (the “Corporation” or the “Registrant”), are incorporated herein by reference. In addition, the following documents filed with the Commission by the Corporation are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the period ended August 31, 2013, which contains the Registrant’s audited financial statements for such period, as filed with the Commission on December 13, 2013, including Registrant’s Form 10-K/A for period ended August 31, 2013 as filed with the Commission on December 18, 2013.

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”), since December 31, 2012.

(c)

The description of the Registrant’s Common Stock originally contained in the Registrant’s Form S-1 (File No. 33-171457) filed with the Commission on December 29, 2010, including any amendments or reports filed for the purpose of updating such description.

             In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of post-effective amendment which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document (such documents and the documents enumerated above, being hereinafter referred to collectively as the “Incorporated Documents”).

             Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits (Filed herewith)

Exhibit No.	Description
4.1	Laredo Resources Corp. 2014 Employee and Consultant Equity Compensation Incentive Plan (incorporated by reference to Exhibit 10.1 on Form 8-K filed January 30, 2014 File No. 333-193644)
5.1	Opinion Regarding Legality and Consent of Counsel: by Lorin A. Rosen, Esq.Corp. 2014 Employee and Consultant Equity Compensation Incentive Plan
23.1	Consent of Experts and Counsel: Independent Auditor’s Consent by De Joya Griffith & Company LLC

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Canada on April 11, 2014.

LAREDO RESOURCES CORP.

By:	/s/ Robert Gardner
Robert Gardner
Chief Executive Officer

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities listed below and on April 11, 2014.

Signature	Title	Date

Chief Executive Officer, (Principal
Officer), Chief Financial Officer,
(Principal Financial and Accounting
/s/ Robert Gardner	Officer) and Director	April 11, 2014
Robert Gardner